Exhibit 10.1

COOPERATION AGREEMENT

This Cooperation Agreement (this “Agreement”), dated as of February 12, 2026 (the “Effective Date”), is made by and among Tennant Company, a Minnesota corporation (the “Company”), and the persons set forth under the “Vision One Parties” caption in the signature pages hereto and their Affiliates or Associates (collectively, the “Vision One Parties”) (the Company and the Vision One Parties together, the “Parties” and each, a “Party”).

WHEREAS, the Vision One Parties beneficially own an aggregate of 344,585 shares of common stock, par value $0.0375 per share (the “Common Stock”), of the Company issued and outstanding on the date hereof;

WHEREAS, the Vision One Parties and the Company have engaged in discussions concerning the Company and the Board of Directors of the Company (the “Board”); and

WHEREAS, the Company and the Vision One Parties desire to enter into an agreement regarding the appointment of Patrick E. Allen as a mutually agreed director to the Board and certain other matters, in each case, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

(1)           Company Board and Related Matters.

(a)                 Board Composition. The Board and all applicable committees thereof shall take (or shall have taken) such actions as are necessary to (i) increase the size of the Board by one (1) director and (ii) appoint Patrick E. Allen (the “Independent Director”) as a member of the Board to serve as a Class II director, effective promptly following the execution and delivery of this Agreement.

(b)                 Size of Board. Following the appointment of the Independent Director and until the Expiration Date (as defined below), the size of the Board shall not exceed eleven (11) directors (which, for the avoidance of doubt, shall include the Independent Director and James T. Glerum, Jr.).

(c)                 Audit Committee Appointment. Effective as of March 1, 2026, the Board and all applicable committees thereof shall take all necessary actions to appoint the Independent Director to the Audit Committee of the Board (the “Audit Committee”). In accordance with the immediately preceding sentence, the Board and the Audit Committee thereof shall take all necessary actions to maintain such Independent Director as a member of such committee until the Expiration Date; provided, that during such period such Independent Director remains able, willing and eligible to serve on such committee under the applicable rules and regulations of the New York Stock Exchange and the Securities and Exchange Commission (the “SEC”).

(d)                Audit Committee Charter. Substantially concurrently with the execution and delivery of this Agreement, the Board and all applicable committees thereof shall take all necessary actions to amend the Audit Committee Charter of the Company (the “Audit Committee Charter”) to provide that the Audit Committee shall review the capital structure, investments, uses of cash and capital allocation strategy of the Company, in each case subject to applicable law, but shall not determine such policies or matters. The Audit Committee Charter shall not be modified further prior to the Expiration Date, except with the written consent of the Vision One Parties (which consent shall not be unreasonably withheld, conditioned or delayed).

(e)                 Voting. Until the Expiration Date, the Vision One Parties shall, or shall cause their respective Affiliates (as defined below), Associates (as defined below) or representatives to, appear in person or by proxy at any annual meeting or special meeting and vote all shares of Common Stock, over which the Vision One Parties, its Affiliates or Associates respectively have voting power in accordance with the Board’s recommendations at any annual meeting or special meeting with respect to (i) the election or removal of directors and (ii) all other matters and proposals up for a stockholder vote; provided, however, that in the event that Institutional Shareholder Services, Inc. (“ISS”) or Glass Lewis & Co., LLC (“Glass Lewis”) recommend otherwise than the Board with respect to any proposal submitted by the Company or any of its stockholders (other than proposals relating to the election or removal of directors), the Vision One Parties will be permitted to vote in accordance with the ISS or Glass Lewis recommendation in its discretion; provided, further that the Vision One Parties and their Affiliates shall be permitted to vote in their sole discretion on any proposal with respect to an Extraordinary Transaction. The term “Extraordinary Transaction” shall mean any tender offer, exchange offer, merger, consolidation, acquisition requiring a shareholder vote, scheme, arrangement, sale of all or substantially all assets, sale, spinoff, splitoff or other similar separation of one or more business units in each case requiring a shareholder vote, business combination requiring a shareholder vote, recapitalization, restructuring or reorganization in each case requiring a shareholder vote, liquidation, dissolution or similar extraordinary transaction involving the Company (including its subsidiaries and joint ventures or any of their respective securities or assets) requiring a shareholder vote.

(f)                  Withdrawal of Nomination Notice and Solicitation. Concurrently with and effective upon the execution of this Agreement, the Vision One Parties hereby irrevocably withdraw the letter submitted by Vision One Fund, LP to the Company, pursuant to which the Vision One Parties nominated candidates to be elected to the Board at the 2026 annual meeting of stockholders of the Company (the “2026 Annual Meeting”).

(g)                 Company Policies. The Parties acknowledge and agree that the Independent Director will agree, concurrently with his or her appointment to the Board, to abide by all Company policies and procedures applicable to members of the Board, including confidentiality, conflicts of interest, related person transactions, fiduciary duties, codes of conduct, trading and disclosure policies, director resignation policies, and other corporate governance guidelines and policies of the Company.

(h)                Staggered Board. No later than the earlier of: (i) the date of the 2027 annual meeting of stockholders of the Company and (ii) sixteen months after the date of this Agreement, the Board shall take all necessary action to approve, and recommend that the Company’s stockholders approve, an amendment to the Company’s Articles of Incorporation (as amended, the “Articles”) to declassify the Board of Directors and provide for the election of all directors on an annual basis.

(2)           Standstill. From the date hereof and continuing until the date of announcement of the Company’s 2027 annual meeting of stockholders established under the Articles which the Company will publicly announce at least 85 days before the date of such meeting (the “Expiration Date”), so long as the Company has not breached any material provision of this Agreement and failed to cure such breach within five (5) days following the receipt of written notice from the Vision One Parties specifying any such breach, the Vision One Parties will not, and will cause its respective Associates and Affiliates not to, directly or indirectly:

(a)                 solicit proxies, encourage or engage in any “solicitation” (as such term is used in the proxy rules in Rule 12b-2 promulgated by the SEC under the Exchange Act of proxies or written consents of stockholders with respect to, or from the holders of, any shares of Common Stock or any other securities of the Company entitled to vote in the election of directors or securities convertible into, or exercisable or exchangeable for, such shares or other securities, whether or not subject to the passage of time or other contingencies (collectively, “Voting Securities”), or make, encourage or in any way participate in (other than by voting its shares of Voting Securities in a way that does not violate this Agreement), any solicitation of any proxy, consent or other authority to vote any Voting Securities with respect to the election of directors or any other matter, otherwise conduct any nonbinding referendum with respect to the Company, or seek to advise or encourage any person in, any proxy contest or any solicitation with respect to the Company not approved and recommended by the Board, including relating to the removal or the election of directors, other than solicitations or actions as a participant in support of the Company’s nominees or as otherwise specifically permitted by this Agreement;

(b)                except solely among the Vision One Entities, form, join or in any other way participate in a “partnership, limited partnership, syndicate or other group” within the meaning of Section 13(d)(3) of the Exchange Act with any person with respect to any Voting Securities, or deposit any Voting Securities in a voting trust or subject any Voting Securities to any voting agreement or other arrangement of similar effect (other than to the named proxies included in the Company’s proxy card for the 2026 Annual Meeting);

(c)                 seek to call, alone or in concert, a special meeting of the stockholders of the Company or seek to make, or make, a stockholder proposal (whether pursuant to Rule 14a-8 under the Exchange Act or otherwise) at any meeting of the stockholders of the Company;

(d)                (i) except as expressly permitted by this Agreement, seek, alone or in concert with others, election or appointment to, or representation on, the Board or nominate or propose the nomination of, or recommend the nomination of, any candidate to the Board or (ii) seek, alone or in concert with others, the removal of any member of the Board;

(e)                 advise, knowingly encourage, support, instruct or influence any person with respect to any of the matters covered by this Section 2 or with respect to the voting or disposition of any securities of the Company at any annual or special meeting of stockholders, except in accordance with Section 1, or seek to do so;

(f)                   institute, solicit or join any litigation, arbitration or other proceeding against or involving the Company or any of its subsidiaries, its current or former directors or its officers (including derivative actions), each in their capacity as such, make any request for stock list materials or other books and records of the Company or any of its subsidiaries under Minn. Stat. § 302A.461 or any other statutory or regulatory provisions providing for stockholder access to books and records of the Company or its Affiliates; provided, that for the avoidance of doubt, the foregoing shall not prevent the Vision One Parties or any of their Affiliates from (i) any litigation, arbitration or other proceeding by the Vision One Parties to enforce the provisions of this Agreement or (ii) making any counterclaims with respect to any litigation, arbitration or other proceeding initiated by, or on behalf of, the Company against such Vision One Parties or their Affiliates.

(g)                 enter into or maintain any economic, compensatory or pecuniary arrangements with the Independent Director, any director of the Company or any nominee for director of the Company with respect to such person’s role or service as a director of the Company;

(h)                 make any request or submit any proposal to amend or waive any of the terms of this Agreement which would reasonably be expected to result in a public announcement or public disclosure of such request or proposal or give rise to a requirement to so publicly announce or disclose such request or proposal;

(i)                   sell or agree to sell, directly or indirectly, through swap or hedging transactions or otherwise, any shares of Common Stock or any derivatives relating to Common Stock to any third party that, to the knowledge of the Vision One Parties, has filed a Schedule 13D with respect to the Company; provided that nothing herein shall restrict or limit the Vision One Parties’ ability to sell any shares of Common Stock or any derivatives relating to Common Stock in an open market transaction (subject to applicable law, including federal securities laws);

(j)                  acquire, or offer or agree to acquire, by purchase or otherwise, or direct any third party in the acquisition of record or beneficial ownership of or economic exposure to any Voting Securities or engage in any swap or hedging transactions or other derivative agreements of any nature with respect to any Voting Securities, in each case, if such acquisition, offer, agreement or transaction would result in the Vision One Parties (together with their Affiliates) having beneficial ownership of 4.9% or more of the Common Stock outstanding at such time;

(k)                 engage in any short sale, forward contract or any purchase, sale or grant of any option, warrant, convertible security, stock appreciation right or other similar right (including any put or call option or “swap” transaction) with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from a decline in the market price or value of the securities of the Company and which would, in the aggregate or individually, result in the Vision One Parties (together with their Affiliates) or any individual Vision One Party or member thereof having a “net long position” in the Company that is less than $0;

(l)                   make or submit any proposal, announcement, statement or request regarding: (i) controlling, changing or influencing the Board or management of the Company, including proposals to change the number or term of directors or to fill any vacancies on the Board, (ii) any tender offer, exchange offer, merger, consolidation, acquisition, scheme, arrangement, sale of all or substantially all assets or sale, spinoff, splitoff or other similar separation of one or more business units, business combination, recapitalization, restructuring, reorganization liquidation, dissolution, extraordinary dividend, share repurchase or similar extraordinary transaction involving the Company (including its subsidiaries and joint ventures or any of their respective securities or assets) or exploration thereof (it being understood that this clause 2(l)(ii) shall not restrict the Vision One Parties from tendering shares, receiving payment for shares or otherwise participating in any such transaction on the same basis as other stockholders of the Company, or from participating in any such transaction that has been approved by the Board) or (iii) any other material change in the Company’s or any of its subsidiaries’ operations, business, securities, assets, its governing documents (including the Articles and the Amended and Restated By-laws), corporate strategy, corporate structure, capital structure or allocation, or share repurchase or dividend policies;

(m)                enter into any negotiations, arrangements, understandings or agreements (whether written or oral) with, or advise, finance, assist, seek to persuade or knowingly encourage, any third party to take any action or make any statement in connection with any of the foregoing, or make any investment in or enter into any arrangement with any other person that engages, or offers or proposes to engage, in any of the foregoing, or otherwise take or cause any action or make any statement inconsistent with any of the foregoing (other than to communicate that the Vision One Parties are restricted from the foregoing);

(n)                 except as expressly permitted by this Agreement, initiate, encourage or participate in any “withhold” or similar campaign with respect to any meeting of stockholders;

(o)                 take any action challenging the validity or enforceability of this Section 2 or this Agreement, or make or in any way advance any request or proposal that the Company or Board amend, modify or waive any provision of this Agreement; provided, that the Vision One Parties may make confidential requests to the Board to amend, modify or waive any provision of this Section 2, which the Board may accept or reject in its sole discretion, so long as any such request is not publicly disclosed by the Vision One Parties and is made by the Vision One Parties in a manner that does not require the public disclosure thereof by the Company, the Vision One Parties or any other person; or

(p)                 enter into any agreements or undertakings with any person with respect to the foregoing.

Notwithstanding anything set forth herein to the contrary, nothing set forth in this Agreement shall be deemed to (i) prevent the Vision One Parties from communicating privately with the Board or any of the Company’s senior executive officers regarding any matter, so long as such communications are not intended to, and would not reasonably be expected to, require the Company or its Affiliates, the Vision One Parties or its Affiliates or any third party to make public disclosure with respect thereto, (ii) prevent the Vision One Parties from purchasing shares of Common Stock representing up to 4.9% of the then outstanding Common Stock, or (iii) subject to Section 4(c), prevent the Vision One Parties from making any public or private statement or announcement with respect to any Extraordinary Transaction that is publicly announced by the Company or the counterparty to such Extraordinary Transaction.

(3)           Additional Agreements.

(a)                 The Vision One Parties will cause their Affiliates and Associates to comply with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such Affiliate or Associate. As used in this Agreement, (i) the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the Exchange Act and shall include all persons or entities that at any time during the term of this Agreement become Affiliates or Associates of any person or entity referred to in this Agreement and (ii) a breach of this Agreement by an Affiliate or Associate of any member of the Vision One Parties, if such Affiliate or Associate is not a party hereto, shall be deemed to occur if such Affiliate or Associate engages in conduct that would constitute a breach of this Agreement if such Affiliate or Associate was a party hereto to the same extent as the Vision One Parties.

(b)                During the term of this Agreement, upon written request from the Company, the Vision One Parties will promptly provide the Company with information regarding the amount of Common Stock then beneficially or economically owned by the Vision One Parties.

(4)           Press Release; Public Filings; Non-Disparagement.

(a)                 Press Release. The Parties agree that promptly following the execution and delivery of this Agreement by the Parties, the Company will issue a press release substantially in the form attached to this Agreement as Exhibit A.

(b)                 Public Filings. The Parties agree that following the execution and delivery of this Agreement by the Parties, the Company will file with the SEC a Current Report on Form 8-K in respect to this Agreement, and, prior to the filing thereof, the Company shall provide the Vision One Parties and its counsel a reasonable opportunity to review and comment on such Form 8-K.

(c)                 Non-Disparagement. From the date of this Agreement until the end of the Expiration Date, (i) so long as the Company has not breached any material provision of this Agreement and failed to cure such breach within five (5) days following the receipt of written notice from the Vision One Parties specifying any such breach, no member of the Vision One Parties or any of the its respective agents, subsidiaries, affiliates, successors, assigns, officers, partners, key employees or directors (including any persons holding substantially similar positions however titled) shall not in any way, make, or cause to be made (including, without limitation, by press release or similar public statement, including to the press or media (including social media), or in an SEC or other public filing), any statement or announcement that constitutes an ad hominem attack on, or that otherwise disparages, slanders, impugns, criticizes, calls into disrepute, or otherwise defames or slanders or is reasonably likely to damage the reputation of the Company or the Company’s respective current or former officers or directors, stockholders, agents, attorneys or representatives, or any of the Company’s businesses, products or services and (ii) so long as none of the Vision One Parties has breached any material provision of this Agreement and failed to cure such breach within five (5) days following the receipt of written notice from the Company specifying any such breach, neither the Company nor any of its subsidiaries (including such persons’ officers, directors and persons holding substantially similar positions however titled) shall not in any way, make, or cause to be made (including, without limitation, by press release or similar public statement, including to the press or media (including social media), or in an SEC or other public filing), any statement or announcement that constitutes an ad hominem attack on, or that otherwise disparages, slanders, impugns, criticizes, calls into disrepute, or otherwise defames or slanders or is reasonably likely to damage the reputation of any member of the Vision One Parties or its respective Affiliates or any of its respective current or former officers or directors. The foregoing shall not restrict the ability of (A) any Party to this Agreement to comply with any subpoena or other legal process or respond to a request for information from any governmental authority with jurisdiction over such party from whom information is sought, (B) the Company to make any ordinary course communications with Company constituencies, including employees, customers, suppliers, investors and stockholders, so long as such ordinary course communications are consistent with this Section 4(c), (C) apply to any private communications among the Vision One Parties and their Affiliates or Associates (in their respective capacities as such), (D) apply to any private communications among the Company and its Affiliates or Associates (in their respective capacities as such), or (z) apply to any private communications between any of the persons listed in clause (C) above, on the one hand, and the persons listed in clause (D), on the other hand.

(5)           Representations of the Company. The Company represents and warrants to the Vision One Parties that (a) the Company has the corporate power and authority to execute and deliver this Agreement and to bind it hereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally and to general principles of equity, regardless of whether considered in a proceeding in equity or at law) and (c) the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

(6)           Representations of the Vision One Parties. The Vision One Parties represent and warrant to the Company that (a) the Vision One Parties have the power and authority to execute and deliver this Agreement and to bind themselves hereto (and Vision One Parties have the power and authority to execute and deliver this Agreement and to bind themselves to this Agreement), (b) this Agreement has been duly and validly authorized, executed and delivered by the Vision One Parties, constitutes a valid and binding obligation and agreement of the Vision One Parties, and is enforceable against the Vision One Parties in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally and to general principles of equity, regardless of whether considered in a proceeding in equity or at law), and (c) the execution, delivery and performance of this Agreement by the Vision One Parties does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to the Vision One Parties, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Vision One Parties is a party or by which it is bound.

(7)          Terms. Unless otherwise mutually agreed in writing by each Party and except as otherwise provided in this Agreement, each Party’s obligations under this Agreement will extend until the Expiration Date; provided that no expiration or termination of this Agreement will relieve any Party hereto from any liability for a breach of this Agreement prior to such expiration or termination. Notwithstanding anything in this Agreement to the contrary, this Section 7, Section 1(h) and Section 9 through Section 17 shall survive the termination of this Agreement and each Party shall be entitled to enforce such provisions following the termination of this Agreement.

(8)           Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, nothing contained herein shall require any director to violate his or her fiduciary duties.

(9)           Expenses. Each Party shall be responsible for its own fees and expenses in connection with, any discussions prior to the date hereof and the negotiation and execution of this Agreement and the transactions contemplated hereby; provided however, that the Company shall reimburse the Vision One Parties for their reasonable and documented out-of-pocket fees and expenses, including legal expenses, arising out of or related to the negotiation and execution of this Agreement and all other matters related to the Vision One Parties’ nomination of directors, in an amount not to exceed the amount specified in the email from Latham & Watkins LLP to Thompson Hine LLP with the subject line, “Expense Cap”.

(10)         Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but both of which shall constitute the same agreement. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (.pdf) form or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature. For the avoidance of doubt, no Party shall be bound by any contractual obligation to the other party until all counterparts to this Agreement have been duly executed by each of the Parties and delivered to the other Party (including by means of electronic delivery).

(11)         Specific Performance. Each Party acknowledges and agrees that irreparable injury to the other Parties would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that money damages may not be an adequate remedy for such a breach. It is accordingly agreed that each Party may be entitled to seek specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof. Each Party agrees to waive any bonding requirement under any applicable law in the case any other Party seeks to enforce the terms by way of equitable relief.

(12)         APPLICABLE LAW AND JURISDICTION. THIS AGREEMENT WILL BE GOVERNED BY, AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MINNESOTA WITHOUT GIVING EFFECT TO CHOICE OR CONFLICT OF LAWS, PRINCIPLES OR RULES (WHETHER OF THE STATE OF MINNESOTA OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF LAWS OF ANY OTHER JURISDICTION. EACH OF THE PARTIES IRREVOCABLY AGREES THAT ANY LEGAL ACTION OR PROCEEDING TO ENFORCE THIS AGREEMENT OR PROCEEDING ARISING OUT OF THIS AGREEMENT WILL BE BROUGHT EXCLUSIVELY IN ANY STATE COURT WITHIN THE STATE OF MINNESOTA (OR, IF SUCH COURTS DECLINE TO ACCEPT JURISDICTION, ANY FEDERAL COURT WITHIN THE STATE OF MINNESOTA). EACH OF THE PARTIES IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY SUCH ACTION OR PROCEEDING. EACH OF THE PARTIES HEREBY IRREVOCABLY SUBMITS TO THE PERSONAL JURISDICTION OF THE AFORESAID COURTS, AND IRREVOCABLY WAIVES ANY ARGUMENT THAT SUCH COURTS ARE AN INCONVENIENT OR IMPROPER FORUM. EACH PARTY CONSENTS TO SERVICE OF PROCESS BY A REPUTABLE OVERNIGHT DELIVERY SERVICE, SIGNATURE REQUESTED, TO THE ADDRESS OF SUCH PARTY’S PRINCIPAL PLACE OF BUSINESS OR AS OTHERWISE PROVIDED BY APPLICABLE LAW.

(13)         Notice. All notices and other communications hereunder shall be in writing and shall be deemed delivered, given and received if (a) given by email, when transmitted (with written confirmation of completed transmission other than any automated reply), (b) given by a nationally recognized overnight carrier (with written confirmation of delivery), three (3) business days after being sent or (c) if given by any other means, when actually received during normal business hours, to the parties hereto at the following addresses (or to such other address as such party may have specified in a written notice given to the other parties); provided, that any notice delivered pursuant to clauses (b) or (c) of this Section 13 is also contemporaneously delivered to the email address of such party set forth below (for the avoidance of doubt, such email shall not in and of itself be deemed delivered given and received of such communications and legal process):

If to the Company:

Tennant Company
10400 Clean Street
Eden Prairie, Minnesota 55344
Attention:	Kristin Erickson
Email:	kristin.erickson@tennantco.com

With a copy (which shall not constitute notice) to:

Latham & Watkins LLP
330 North Wabash Avenue, Suite 2800
Chicago, Illinois 60611
Attention:	Christopher R. Drewry
Email:	christopher.drewry@lw.com

If to the Vision One Parties:

Vision One Fund, LP
c/o Vision One Management Partners, LP
800 Brickell Avenue, #601
Miami, Florida 33131
Attention:	Courtney R. Mather
Email:	courtney@visiononefund.com

With a copy (which shall not constitute notice) to:

Thompson Hine LLP
300 Madison Avenue, 27th Floor
New York, New York 10017
Attention:	Corby J. Baumann
Email:	corby.baumann@thompsonhine.com

(14)        Entire Agreement; Amendment. This Agreement, including exhibits and schedules attached to this Agreement, contains the entire understanding of the Parties with respect to the subject matter hereof. This Agreement may be amended only by an agreement in writing executed by the Parties, and no waiver of compliance with any provision or condition of this Agreement and no consent provided for in this Agreement shall be effective unless evidenced by a written instrument executed by the Party against whom such waiver or consent is to be effective. No failure or delay by a Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

(15)         Severability. If at any time subsequent to the date of this Agreement, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement. Each Party agrees to use its commercially reasonable best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or unenforceable by a court of competent jurisdiction.

(16)         No Third-Party Beneficiaries; Assignment. This Agreement is solely for the benefit of the Parties and is not binding upon or enforceable by any other persons. No Party may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, and any assignment in contravention hereof shall be null and void. Nothing in this Agreement, whether express or implied, is intended to or shall confer any rights, benefits or remedies under or by reason of this Agreement on any persons other than the Parties, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any Party.

(17)         Interpretation and Construction. Each Party acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each Party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the Parties shall be deemed the work product of all of the Parties and may not be construed against any Party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is hereby expressly waived by each Party, and any controversy over any interpretation of this Agreement shall be decided without regard to events of drafting or preparation. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, (i) the word “including” (in its various forms) means “including, without limitation,” (ii) the words “hereunder,” “hereof,” “hereto” and words of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement and (iii) the word “or” is not exclusive.

[Signature Pages Follow]

If the terms of this Agreement are in accordance with your understanding, please sign below and this Agreement will constitute a binding agreement among us.

TENNANT COMPANY

By:	/s/ Kristin A. Erickson
Name:	Kristin A. Erickson
Title:	Senior Vice President, General Counsel and Corporate Secretary

Acknowledged and agreed to as of the date first written above:

VISION ONE PARTIES:

VISION ONE FUND, LP

By:	/s/ Courtney R. Mather
Name:	Courtney R. Mather
Title:	CEO

VISION ONE MANAGEMENT PARTNERS, LP

By:	/s/ Courtney R. Mather
Name:	Courtney R. Mather
Title:	CEO

VISION ONE FUND PARTNERS, LP

By:	/s/ Courtney R. Mather
Name:	Courtney R. Mather
Title:	CEO

VISION ONE ONSHORE FUND, LP

By:	/s/ Courtney R. Mather
Name:	Courtney R. Mather
Title:	CEO

VISION ONE OFFSHORE FUND, LP

By:	/s/ Courtney R. Mather
Name:	Courtney R. Mather
Title:	CEO

VISION ONE MANAGEMENT PARTNERS HOLDINGS, LP

By:	/s/ Courtney R. Mather
Name:	Courtney R. Mather
Title:	CEO

VISION ONE MANAGEMENT PARTNERS GP, LP

By:	/s/ Courtney R. Mather
Name:	Courtney R. Mather
Title:	CEO